Exhibit 99.1

SenesTech Reports Record Q3 2026 Revenue with 59% Year-Over-Year Growth

Revenue increased 42% sequentially as e-commerce and subscriptions expanded;

Gross profit reached a record $796,000

SURPRISE, Ariz., November 10, 2026 (GLOBE NEWSWIRE) — SenesTech, Inc. (NASDAQ: SNES), an innovator in rodent control, today announced financial results for the third quarter ended September 30, 2026.

Q3 2026 Financial Highlights

•Total revenue increased 42% sequentially to a record $1.097 million in Q3 2026, compared to $770,000 in Q2 2026, and increased 59% compared to $690,000 in Q3 2025. This was the second consecutive quarterly revenue record and the first quarter above $1 million, consistent with the preliminary revenue of approximately $1.1 million announced on October 15, 2026.
•E-commerce revenue increased 52% sequentially and 337% year over year, representing approximately 71% of total Q3 revenue.
•Subscription revenue increased 53% sequentially and 234% year over year. Combined subscribers across Amazon and the Company’s website increased 72% compared to Q2 2026, strengthening the recurring revenue base.
•Direct B2B revenue increased 19% sequentially and 2% year over year. Sequential growth was driven by process changes to the Company’s B2B efforts, which drove growth in the pest management, government and commercial verticals.
•Evolve® revenue increased 67% year over year to $979,000 and represented 89% of product revenue. ContraPest® revenue increased 13% year over year to $118,000, driven by higher refill sales.
•Gross profit increased 40% to a record $796,000 in Q3 2026, compared to $567,000 in Q2 2026, and increased 84% compared to $433,000 in Q3 2025.
•Gross margin was 72.6% in Q3 2026, compared to 73.6% in Q2 2026 and 62.8% in Q3 2025.
•Net loss for Q3 2026 was $2.0 million, compared to $1.8 million in Q2 2026, and $1.3 million in Q3 2025.
•Adjusted EBITDA loss was $1.4 million in Q3 2026, compared to $1.4 million in Q2 2026, and $1.1 million in Q3 2025.
•Cash and cash equivalents decreased $1.1 million during Q3 2026 to $4.0 million.
•Net cash used in operating activities declined each quarter in 2026, falling to $1.3 million in Q3 from $1.7 million in Q2 2026 and $1.9 million in Q1 2026.

Recent Operational and Strategic Highlights

•Amazon Revenue and Subscriptions Continue to Grow: Amazon revenue increased each month of Q3, bringing in new customers and expanding the recurring subscription base.
•B2B Sales Team Expanded: The Company added two salespeople, bringing the team under Executive Vice President of Sales Jack Karabees to four, with two additional hires expected by year end. The team is focused on building repeat business across targeted domestic verticals.

•E-commerce Reach Expanded Through Grove Collaborative: SenesTech added Grove Collaborative as a third-party e-commerce channel, bringing Evolve® to an engaged base of consumers focused on sustainability.
•Assessment and Monitoring Services Launched for B2B Customers: In July, SenesTech began offering assessment services to help B2B customers measure rodent activity and understand the scope of an infestation. Customers can choose an assessment performed by SenesTech or deploy the Company’s tracking products themselves, with results analyzed using SenesTech’s internally developed AI tool. These services complement existing implementation and deployment services and are expected to provide an additional revenue opportunity.
•Municipal Results Support Broader Adoption: Chicago’s Wicker Park Bucktown program, which incorporated SenesTech’s assessment services and Evolve® into an integrated pest management approach, reduced average rat activity intensity by 88% over 12 months. Evolve has expanded to six Chicago-area Special Service Areas and wards. In Swampscott, Massachusetts, Evolve Rat, combined with sanitation and waste management improvements, helped reduce measured rodent activity by 43% over six months.
•Sandstrom Partners Engaged to Support Branding and Marketing: SenesTech engaged Sandstrom Partners, a Portland, Oregon, brand development firm whose clients have included Nike, Target and Coca-Cola, as a strategic advisor on marketing and branding. An early priority is helping retain Amazon customers and attract new customers by more clearly communicating how the Company’s rodent birth control products work.

Management Commentary

“SenesTech delivered a milestone third quarter, exceeding $1 million in quarterly revenue for the first time and setting new records for revenue, gross profit and subscription customers,” said Michael Edell, President and Chief Executive Officer of SenesTech. “These results demonstrate the momentum we are building. With e-commerce delivering strong growth and our expanded B2B sales team pursuing new opportunities, we are excited about the foundation we are establishing for continued growth.

“Our e-commerce business continues to lead the way, with revenue increasing 52% sequentially, driven by another record quarter on Amazon. Across Amazon and our website, combined subscription customers increased 72% sequentially, while subscription revenue grew 53%. We are reaching more customers and building ongoing relationships that support repeat purchases, greater revenue visibility and long-term customer value.

“We see direct B2B as the next significant driver of growth alongside our expanding e-commerce business. By expanding the sales team, we have increased our capacity to pursue opportunities across our targeted verticals. Direct B2B revenue increased 19% sequentially, and we believe our growing brand awareness, broader customer adoption and focused sales efforts position us to build on that progress,” Mr. Edell concluded.

“Record gross profit of $796,000 and a gross margin of 72.6% highlight the strength of our business model as revenue scales,” said Tom Chesterman, Chief Financial Officer of SenesTech. “Our focus is on translating this commercial momentum into sustained financial progress. We are also putting our cash to work more efficiently: excluding non-cash items such as stock-based and other non-cash compensation, depreciation and straight-line rent, sales and marketing has grown as a share of operating expenses compared to the third quarter of 2025, while general and administrative spending has declined as a share.”

Use of Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure and is not intended to be a substitute for those financial measures reported in accordance with GAAP. This measure has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to operating performance and liquidity trends. We use these non-GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. These adjustments may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of the non-GAAP measures to the nearest GAAP measure.

Conference Call Details

Date: Tuesday, November 10, 2026.

Time: 5 p.m. ET.

Call-in Information: Interested parties can access the live teleconference by dialing 1-844-308-3351 or 1-412-317-5407.

Webcast: https://app.webinar.net/EM53kOPaJDx.

Webcast Replay: Available for 90 days on the Company’s website.

About SenesTech

SenesTech is the leader in rodent birth control and sustainable rodent population management, with a mission to support a healthier environment through the responsible management of animal pest populations. The Company’s Evolve® and ContraPest® fertility control solutions, along with its assessment and monitoring services, target reproduction to help reduce rodent populations. SenesTech serves consumer and professional markets with proven approaches that can be used independently or as part of an integrated pest management (IPM) program.

For more information, visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, without limitation, statements regarding expected growth in e-commerce, subscription and direct B2B revenue; the planned addition of two salespeople by year end; the anticipated benefits of the Company’s third-party e-commerce relationship with Grove Collaborative; the expansion of municipal adoption of Evolve®; the anticipated benefits of, and revenue opportunity from, the Company’s assessment services; the anticipated benefits of the Company’s engagement of Sandstrom Partners, including improved customer retention and acquisition; and the Company’s ability to use cash more efficiently.

Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the Company’s ability to sustain revenue growth across its e-commerce and B2B channels; its reliance on Amazon and other third-party platforms; its ability to retain and grow subscribers; the ability of its sales team to generate direct B2B revenue; the continued adoption of its products by municipalities; market acceptance of its assessment services and its ability to deliver them profitably; the effectiveness of its marketing and branding initiatives; the Company’s history of losses and need for additional capital to fund operations; its ability to manage operating expenses and cash; competition; regulatory developments affecting its products, including EPA and state registration requirements; supply chain and manufacturing risks; general economic conditions; and other factors and risks identified from time to time in our filings with the Securities and

Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$3,951	$7,575
Short-term investments	—	994
Accounts receivable, net	247	201
Inventory	966	994
Prepaid expenses and other current assets	398	297
Total current assets	5,562	10,061
Right to use asset, operating lease	2,211	2,336
Property and equipment, net	334	410
Other noncurrent assets	36	36
Total assets	$8,143	$12,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$357	$183
Accrued expenses	615	383
Current portion of operating lease liability	151	139
Current portion of notes payable	65	61
Deferred revenue	45	32
Total current liabilities	1,233	798
Operating lease liability, less current portion	2,217	2,332
Notes payable, less current portion	95	145
Total liabilities	3,545	3,275
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	152,924	152,043
Accumulated deficit	(148,331)	(142,480)
Total stockholders’ equity	4,598	9,568
Total liabilities and stockholders’ equity	$8,143	$12,843

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues, net	$1,097	$690	$2,360	$1,800
Cost of sales	301	257	659	645
Gross profit	796	433	1,701	1,155
Operating expenses:
Research and development	418	400	1,217	1,245
Sales and marketing	1,082	425	2,218	1,277
General and administrative	1,287	955	4,238	3,257
Total operating expenses	2,787	1,780	7,673	5,779
Loss from operations	(1,991)	(1,347)	(5,972)	(4,624)
Interest income, net	35	49	121	45
Net loss	$(1,956)	$(1,298)	$(5,851)	$(4,579)
Weighted average shares outstanding — basic and diluted	5,420,899	4,668,009	5,329,923	2,619,841
Loss per share — basic and diluted	$(0.36)	$(0.28)	$(1.10)	$(1.75)

SENESTECH, INC.
STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net loss	$(1,956)	$(1,298)	$(5,851)	$(4,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	276	47	481	228
Depreciation and amortization	32	29	94	103
Other non-cash expenses, net	7	43	16	87
Changes in operating assets and liabilities, net	319	(200)	300	75
Net cash used in operating activities	(1,322)	(1,379)	(4,960)	(4,086)

Cash flows from investing activities:
Purchase of held-to-maturity investments	—	(2,964)	—	(2,964)
Maturity of held-to-maturity investment	—	—	1,000	—
Purchase of property and equipment	(18)	(42)	(18)	(125)
Net cash provided by (used in) investing activities	(18)	(3,006)	982	(3,089)

Cash flows from financing activities:
Proceeds from the exercise of warrants, net	—	5,622	—	10,482
Proceeds from issuances of common stock, net	227	—	400	2,706
Repayments of notes payable	(16)	(14)	(46)	(42)
Net cash provided by financing activities	211	5,608	354	13,146

Increase (decrease) in cash and cash equivalents	(1,129)	1,223	(3,624)	5,971
Cash and cash equivalents, beginning of period	5,080	6,055	7,575	1,307
Cash and cash equivalents, end of period	$3,951	$7,278	$3,951	$7,278

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss (as reported, GAAP)	$(1,956)	$(1,298)	$(5,851)	$(4,579)
Non-GAAP adjustments:
Stock-based and non-cash compensation	524	18	757	299
Severance costs	—	—	503	27
One-time legal costs	—	111	217	356
Interest income, net	(35)	(49)	(121)	(45)
Depreciation expense	32	29	94	103
Non-cash operating lease expense	7	49	22	87
Total non-GAAP adjustments	528	158	1,472	827
Adjusted EBITDA loss (non-GAAP)	$(1,428)	$(1,140)	$(4,379)	$(3,752)